Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn., February 19, 2004 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2004 first quarter ended January 24, 2004.

HIGHLIGHTS

•                  EPS of $.37, versus $.34 in 2003 (prior year includes 2 cents of net earnings from non-recurring items)

•                  Dollar sales of $1.1 billion increased 12 percent from 2003

•                  Volume up 5 percent compared to last year

•                  Refrigerated Foods operating profit up 178 percent; volume down 7 percent due to discontinuation of hog processing at Rochelle, IL; dollar sales up 8 percent

•                  Jennie-O Turkey Store operating profit up 24 percent (up 62 percent w/o non-recurring earnings in 2003); volume up 5 percent; dollar sales up 10 percent

•                  Grocery Products operating profit down 24 percent; volume down 7 percent; dollar sales down 5 percent

•                  Specialty Foods operating profit up 42 percent; volume up 156 percent (19 percent w/o acquisitions); dollar sales up 129 percent (8 percent w/o acquisitions)

•                  Strong demand across all channels for HORMEL value-added pork and JENNIE-O TURKEY STORE turkey products that deliver great flavor and convenience

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2004 first quarter net earnings of $51.8 million, up 10 percent from $46.9 million a year earlier.  Earnings per share were $.37 versus $.34 (prior year includes 2 cents of net earnings from non-recurring items) in the fiscal 2003 first quarter.  Sales totaled $1.1 billion, up from $1.0 billion in the same period last year.

COMMENTARY AND OUTLOOK

“Exceptional demand for our value-added pork and turkey products resulted in better-than-expected performance in the first quarter,” said Joel W. Johnson, chairman of the board, president and chief executive officer. “Our protein businesses, Refrigerated Foods and Jennie-O Turkey Store, have made significant progress in improving their product mix.  Products that offer great flavor and convenience – such as HORMEL pre-cooked bacon, fully cooked entrees and JENNIE-O TURKEY STORE “So Easy” fully cooked entrees – were the best performers in the quarter,” Johnson continued.  “With pork and turkey markets back to normal, the benefits of our value-added products are more visible,” Johnson said.  “Foodservice also continued to deliver strong growth, with dollar sales up 15 percent, driven by key brands including ALWAYS TENDER boneless pork, BREAD READY meats, and AUSTIN BLUES BBQ.

“Grocery Products faced a difficult comparison in the first quarter because of higher pork and beef raw material costs,” Johnson said.  “Most of the sales and volume decline was due to lower sales of the DINTY MOORE CLASSIC BAKES product line,” Johnson continued.  “This decrease reflected two factors: last year’s pipeline fill and this year’s below-plan sales,” Johnson said.  “We expect Grocery Products will again face difficult comparisons next quarter because of higher raw material costs this year and war-induced ‘pantry loading’ last year.  However, we have many exciting initiatives within this segment planned for 2004, and we believe Grocery Products will strengthen as the year unfolds,” Johnson concluded.

“The integration of Century Foods International and Diamond Crystal Brands continues to meet our expectations in our Specialty Foods Segment,” said Johnson.  “Higher promotion and integration expenses, and a temporary shift in product mix caused margins to be lower than planned, but expect to see improvement in the upcoming quarters,” Johnson said.

“Our International business reported strong results, with volume up 47 percent and operating profit up 36 percent,” Johnson said.  “Strong margins from international sales of the SPAM Family of Products, STAGG chili and improved earnings from the China operations were key contributors to the increased profits,” Johnson concluded.

“After assessing industry factors and our own business plans and prospects, our earnings guidance for the second quarter is in a range of $.28 to $.34.  For the full year of fiscal 2004, our earnings guidance is in a range of $1.46 to $1.60,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (16 % of Net Sales, 35 % of Segment Operating Profit)

•                  Dollar sales totaled $184 million, down 5 percent.

•                  Volume was down by 7 percent.  Weaker sales from DINTY MOORE CLASSIC BAKES products, which were introduced at the end of the third quarter of 2002, represented about two-thirds of the loss.  HORMEL chili and MARY KITCHEN hash were the other two brands causing most of the volume loss in the quarter.   CARAPELLI olive oil and HORMEL microcups reported solid growth in the quarter.  DINTY MOORE AMERICAN CLASSICS microwave dinners also contributed double-digit volume growth.

•                  Operating profit was down 24 percent, or $11 million, reflecting higher raw material costs.

•                  CARAPELLI pasta and sauce was launched in the first quarter.  This line of products is available in the boxed pasta section, and brings authentic Italian flavor to the category.

•                  Twelve new HORMEL microcup items were introduced.

Refrigerated Foods (48 % of Net Sales, 31 % of Segment Operating Profit)

•                  Dollar sales totaled $545 million, up 8 percent.

•                  Volume decreased 7 percent due to the discontinuation of hog processing at the Rochelle, IL plant.

•                  Operating profit improved 178 percent to $30 million, reflecting better market conditions and continued strength from value-added, branded products.

•                  Strong pork demand generated a 24-percent improvement in the live hog market prices versus last year.  This better aligned our hog contract costs with open market prices.

•                  Value-added products in multiple retail categories continued to lead growth within this segment, including double-digit volume performers HORMEL Fully Cooked Entrees, Canadian bacon and pre-cooked bacon. Dry sausage products volume grew 8 percent.

•                  Foodservice reported double-digit volume growth in key categories including ALWAYS TENDER boneless pork, AUSTIN BLUES BBQ, BREAD READY meats and CAFÉ H products.

Jennie-O Turkey Store (21 % of Net Sales, 23 % of Segment Operating Profit)

•                  Dollar sales increased 10 percent to $238 million.

•                  Volume was up 5 percent.  Higher bird weights and stronger demand offset the production reductions announced last year.

•                  Operating profit totaled $22 million, up 24 percent from last year. Excluding the $4.2 million non-recurring earnings reported in last year’s results, (vitamin settlement improved operating profit by $5.9 million, and a plant closing reduced operating profit by $1.7 million) operating profit improved 62 percent.

•                  Value-added volume grew 11 percent.  Strong volume growth continued for value-added products such as JENNIE-O TURKEY STORE bacon, bratwurst, “So Easy” fully cooked entrees and fresh dinner sausage.

•                  Excellent production efficiencies in the plant and live bird growing areas benefited segment operating results.  However, higher grain costs will increase live bird production costs in the second quarter.

•                  Foodservice and deli volumes were up 18 and 6 percent, respectively.

Specialty Foods (10 % of Net Sales, 5 % of Segment Operating Profit)

•                  Dollar sales increased 129 percent (8 percent excluding Diamond Crystal Brands and Century Foods International).

•                  Volume was up 156 percent (19 percent excluding Diamond Crystal Brands and Century Foods International).

•                  Operating profit improved 42 percent.

•                  Hormel HealthLabs, Inc. recorded 11 percent volume growth.

•                  The Diamond Crystal Brands and Century Foods International acquisitions integration continues to meet expectations.  Re-alignment of personnel and product lines within the Specialty Foods Segment will create additional efficiencies for the segment in the upcoming quarters.

All Other (5 % of Net Sales, 6 % of Segment Operating Profit)

•                  Dollar sales increased 9 percent to $57 million.

•                  Volume was 27 percent higher than a year earlier, primarily due to strong export sales of fresh pork and growth in the China operations.

•                  Operating profit was up 22 percent.  Strong margins from international sales of the SPAM Family of Products, STAGG chili, improved earnings from the China operations and strong performance from our subsidiary, Dan’s Prize, were key contributors to the increased operating profit.

•                  The divestiture of the Campofrio investment, which will be reported in the second quarter, will enable us to re-deploy capital into more strategic investments.

•                  We have a non-binding letter of intent for the sale of our Vista International casing business, and expect the deal to close in our second quarter.  Terms and conditions of the sale have not been disclosed.

General Corporate Income (Expense)

•                  Expenses increased $6.9 million, primarily from higher pension and medical costs ($2.5 million), sales reorganization expenses ($2.1 million) and stock options expense ($.8 million).

DIVIDENDS

Effective February 15, 2004, the company paid its 302nd consecutive quarterly dividend.  The annual rate is $.45 per share.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Thursday, February 19, 2004.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 5379871.  The Webcast replay will be available at 12:00 (noon) CT, February 19, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 12:00 (noon) CT on Thursday, February 19, 2004, through 11:59 p.m. CT on March 5, 2004.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational marketer of consumer-branded, value-added food, meat and poultry products delivered through retail and foodservice channels.  The company creates shareholder value by building emerging businesses, strengthening existing brands, launching new brands, providing outstanding customer service, maintaining careful cash and debt management and transparent accounting policies and by leveraging its strong financial position to accelerate growth worldwide.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2003, which can be accessed at http://www.hormel.com

Segment Data

Fiscal 2004 First Quarter Segment Operating Results (in Thousands)

	FIRST QUARTER - 13 WEEKS ENDED
	January 24, 2004	January 25, 2003	% Change
SALES
Grocery Products	$183,836	$193,988	(5.2)
Refrigerated Foods	544,624	506,810	7.5
Jennie-O Turkey Store	237,535	215,759	10.1
Specialty Foods	112,183	49,032	128.8
All Others	57,355	52,861	8.5
Total	$1,135,533	$1,018,450	11.5

OPERATING PROFIT
Grocery Products	$34,383	$45,309	(24.1)
Refrigerated Foods	29,789	10,701	178.4
Jennie-O Turkey Store	22,227	17,879	24.3
Specialty Foods	4,718	3,331	41.6
All Others	6,323	5,169	22.3
Total segment operating profit	97,440	82,389	18.3
Other income and net interest	(3,608)	(5,186)	30.4
Gen. corporate (expense)	(12,216)	(5,318)	(129.7)
Income before tax	$81,616	$71,885	13.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended
	1-24-2004	1-25-2003

Net sales	$1,135,533	$1,018,450

Cost of products sold	863,757	766,285

GROSS PROFIT:	271,776	252,165

Expenses:
Selling and delivery	125,773	119,814

Marketing	25,867	28,071

Administrative & general	36,618	28,090

TOTAL EXPENSES:	188,258	175,975

Equity in earnings of affiliates	1,706	881

OPERATING INCOME:	85,224	77,071

Other income & expenses:
Interest & investment income	3,202	1,861

Interest expense	(6,810)	(7,047)

EARNINGS BEFORE INCOME TAXES:	81,616	71,885

Provision for income taxes	29,790	24,945
(effective tax rate)	36.50%	34.70%

NET EARNINGS	$51,826	$46,940

NET EARNINGS PER SHARE (Basic)	$.37	$.34
NET EARNINGS PER SHARE (Diluted)	$.37	$.34

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 24, 2004	October 25, 2003
	(In Thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,938	$97,976
Short term marketable securities	3,250	0
Accounts receivable	266,369	291,481
Inventories	404,086	403,213
Deferred income taxes	10,855	14,732
Prepaid expenses & other current assets	60,714	16,572

TOTAL CURRENT ASSETS	827,212	823,974

INTANGIBLES	511,667	509,986

OTHER ASSETS	382,212	357,819

PROPERTY, PLANT & EQUIPMENT, NET	695,293	701,342

TOTAL ASSETS	$2,416,384	$2,393,121

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$419,654	$441,990

LONG-TERM DEBT – LESS CURRENT MATURITIES	395,256	395,273

OTHER LONG-TERM LIABILITIES	302,295	303,123

SHAREHOLDERS’ INVESTMENT	1,299,179	1,252,735

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,416,384	$2,393,121

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	01-24-2004	01-25-2003
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$51,826	$46,940
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	21,275	20,232
Amortization of intangibles	1,750	274
Equity in earnings of affiliates	(1,358)	(674)
Provision for deferred income taxes	(2,597)	(278)
Loss on property/equipment sales and plant facilities	0	1,276
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	25,112	34,241
(Increase) in inventories and prepaid expenses, and other current assets	(44,384)	(42,457)
(Decrease) in accounts payable and accrued expenses	(21,280)	(35,834)
Other	806	0
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,150	23,720

INVESTING ACTIVITIES
Purchase of held-to-maturity securities	(3,250)	0
Acquisitions of businesses	(2,070)	(117,578)
Purchases of property / equipment	(15,830)	(13,378)
Proceeds from sales of property / equipment	604	396
(Increase) in investments, equity in affiliates, and other assets	(3,161)	(53,695)
NET CASH USED IN INVESTING ACTIVITIES	(23,707)	(184,255)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2,351)	(932)
Dividends paid on common stock	(14,550)	(13,484)
Stock repurchase	(8,711)	(2,571)
Other	2,131	1,041
NET CASH USED IN FINANCING ACTIVITIES	(23,481)	(15,946)

(DECREASE) IN CASH AND CASH EQUIVALENTS	(16,038)	(176,481)
Cash and cash equivalents at beginning of year	97,976	309,563

CASH AND CASH EQUIVALENTS AT END OF QUARTER	$81,938	$133,082